Exhibit 99.1

Spansion Reports Second Quarter 2006 Results

Company Reports Fifth Consecutive Quarter of Financial Improvement

SUNNYVALE, CA – July 20, 2006 — Spansion Inc., the world’s largest pure-play provider of Flash memory solutions, today announced second quarter 2006 results. For the quarter ended July 2, 2006, the company reported net sales of $655 million, an increase of 42 percent over net sales of $462 million for the second quarter of 2005.

The company has been gaining market share since the second quarter of 2005 by leveraging its MirrorBit® technology which accounted for 42 percent of net sales for the second quarter of 2006 compared with 35 percent of net sales in the first quarter of 2006 and 20 percent in the second quarter of 2005.

“Our second quarter results reflected strong demand for Spansion Flash solutions across all geographies and business units, resulting in a fifth consecutive quarter of improved financial performance,” said Bertrand Cambou, president and chief executive officer of Spansion. “Our improved manufacturing execution during the quarter enabled us to reduce customer delinquencies and achieve better than expected revenue.”

Spansion estimates that 96 million cellular phones shipped during the second quarter of 2006 were powered by Spansion Flash memory compared with 84 million units last quarter and 56 million units in the second quarter of 2005. Also, for the quarter, the company saw the fastest growth in the non-wireless business as a result of increased penetration of its high-density MirrorBit solutions.

The second quarter of 2006 was the fifth consecutive quarter of improvement for operating income. Operating loss improved to $27 million, compared to an operating loss of $38 million in the first quarter of 2006 and a loss of $88 million in the year ago period. Second quarter of 2006 operating loss included incremental costs associated with the qualification and high volume ramp up of company’s 90nm MirrorBit product family; the completion of the company’s IT separation from AMD; and 14 weeks worth of costs while only 13 weeks were available for shipment due to the company’s cutover to its own instance of SAP. Gross margin also improved for the fifth straight quarter to 20 percent compared to 7 percent in the year ago period.

Net loss for the second quarter of 2006 improved to $49 million, or $0.38 per share, compared to a net loss of $52 million, or $0.40 per share in the first quarter of 2006 and $86 million, or $1.19 per share in the second quarter of 2005.

For comparison purposes, results for the second quarter of 2006 also included pre-tax stock-based compensation charges totaling approximately $6 million resulting from the adoption of SFAS 123R, “Accounting for Stock-Based Compensation.” The company’s results for the second quarter of 2005 did not include a comparable charge. Additionally, the company recorded a charge of $17.3 million for the early retirement of its 12.75 percent Senior Subordinated Notes due in 2016 and recognized a gain of $6.9 million on the sale of its Saifun Inc. stock.

ADDITIONAL HIGHLIGHTS

•	Spansion has begun to facilitize its previously announced Spansion 1 (SP1) Flash memory 300mm manufacturing factory in Aizu-wakamatsu, Japan with 45 nm volume production planned for mid-2008. Spansion expects SP1 to cost approximately $1.2 billion and have the capacity to produce 15,000-20,000 wafers a month. Funding for the facility will be spread over a three year period beginning this year with 2006 costs already included in the company’s previous capital expenditure guidance of $650 to $800 million.

•	Spansion’s completion of the sale of $207 million of its 2.25 percent Exchangeable Senior Subordinated notes to repurchase its outstanding 12.75 percent Senior Subordinated notes and reducing its pre-tax annual interest expense by approximately $18 million.

•	The successful transition to 90nm MirrorBit at Fab 25 as it started volume production of both MirrorBit NOR and ORNAND at 1.8 and 3.0 volt for the general and wireless markets.

•	Spansion announced it has expanded its foundry agreement with TSMC to include 300mm, 90nm MirrorBit technology in addition to 110nm MirrorBit technology.

•	Spansion announced plans to bring new levels of security to wireless handsets through the industry’s first security technology implemented directly within the embedded Flash memory subsystem.

•	Spansion announced plans to introduce products based on MirrorBit Quad, 4-bit per cell technology later this year.

CURRENT OUTLOOK

Spansion’s outlook statements for the third quarter of 2006 are based on current expectations. The following statements are forward looking, and actual results could differ materially depending on market conditions and other factors, including those set forth in the Cautionary Statement below.

•	Spansion expects revenue to be in the range of $665-$685 million.

•	The company anticipates that it will reach break even on an operating income basis in the third quarter of 2006.

•	Spansion expects sales of MirrorBit technology-based products, as a percentage of total net sales, to be approximately 50% in Q3 2006.

•	The company’s goal is to have MirrorBit ORNAND based product revenue to be in the $50-100 million range for the second half of 2006.

Investor Conference Call

Spansion will host a conference call today, July 20, 2006, at 1:30 p.m. PT/ 4:30 p.m. ET to discuss the quarterly results. A live audio-only web cast of the call will be made available in the Investor Relations section of the company’s web site at www.spansion.com. A replay of the call will be made available for seven days following the call by dialing (888) 203-1112 using the passcode 4857384 and will also be accessible on the company’s investor relations web site at www.spansion.com.

Cautionary Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the projected cost and capacity of the proposed SP1 factory, the company’s projected revenues for the third quarter of fiscal 2006, the sales of and revenues from MirrorBit Flash memory products and the expected breakeven on an operating income basis in the third quarter of 2006. Investors are cautioned that the forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from the company’s current expectations. Risks that the company considers to be the important factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the possibility that demand for the company’s Flash memory products will be lower than currently expected; that the company will lose rights to key intellectual property arrangements and be subject to intellectual property infringement claims; that customer acceptance of MirrorBit technology will not continue to increase; that OEMs will increasingly choose NAND-based Flash memory products over NOR- and MirrorBit ORNAND-based Flash memory products for their applications; that there will be a lack of customer acceptance of MirrorBit ORNAND-based Flash memory products; that the company will lose a significant customer; that the company will be adversely affected by its substantial indebtedness; that the company will not be able to timely and cost-effectively design and implement an enterprise-wide information system; that the company will not be able to raise sufficient capital to enable it to establish leading-edge capacity to meet product demand and maintain market share; that the company will not be able to reduce expenses; that the company may not achieve its current product and technology introduction or implementation schedules; that the company will be able to meet customer demand during cyclical industry or economic downturns; that competitors may introduce new memory technologies that may make the company’s Flash memory products uncompetitive or obsolete; and that the company’s book-to-bill ratio may not be an accurate indicator of future sales. The company urges investors to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the company’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2006. The company assumes no obligation to update any forward-looking statements or information included in this press release.

About Spansion

Spansion (NASDAQ: SPSN) is the world’s largest pure-play provider of Flash memory solutions, dedicated to enabling, storing and protecting digital content in the wireless, automotive, networking and consumer electronics markets. Spansion, previously a joint venture of Advanced Micro Devices, Inc. and Fujitsu Limited, is the largest company in the world dedicated exclusively to developing, designing, and manufacturing Flash memory products and systems. For more information, visit www.spansion.com.

Spansion, the Spansion logo, MirrorBit, ORNAND, and combinations thereof, are trademarks of Spansion LLC. Other names used are for informational purposes only and may be trademarks of their respective owners.

For more information, please contact:

Investor Contact:

Bob Okunski

bob.okunski@spansion.com

408.616.1117

Media Contacts:

Michele Landry

michele.landry@spansion.com

408.616.1170

####

Spansion Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Quarter Ended
	Jul. 2, 2006	Mar. 26, 2006	Jun. 26, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$655,352	$561,929	$462,367
Cost of sales	523,295	452,973	430,477

Gross profit	132,057	108,956	31,890
Other expenses:
Research and development	91,800	84,573	74,597
Marketing, general and administrative	67,305	62,421	45,426

Operating loss	(27,048)	(38,038)	(88,133)
Interest and other income (expense), net	(6,126)	5,979	779
Interest expense	(18,391)	(18,794)	(11,076)

Loss before income taxes	(51,565)	(50,853)	(98,430)
Provision (benefit) for income taxes	(2,806)	1,024	(12,406)

Net loss	$(48,759)	$(51,877)	$(86,024)

Net loss per common share
Basic and diluted	$(0.38)	$(0.40)	$(1.19)

Shares used in per share calculation

• Basic and diluted	128,464	128,146	72,549

Spansion Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Jul. 2, 2006	Mar. 26, 2006	Dec. 25, 2005*
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$364,393	$449,917	$725,816
Accounts receivable, net	443,110	411,532	418,642
Inventories	486,069	476,470	460,143
Deferred income taxes	6,857	15,949	34,452
Prepaid expenses and other current assets	48,785	42,434	33,789

Total current assets	1,349,214	1,396,302	1,672,842

Property, plant and equipment, net	1,604,172	1,581,353	1,587,763
Deferred income taxes	7,793	7,923	7,128
Other assets	32,048	33,562	34,232

Total Assets	$2,993,227	$3,019,140	$3,301,965

Liabilities and Stockholders’ Equity/Members’ Capital

Current liabilities:
Note payable to banks under revolving loans	$8,739	$42,551	$43,020
Accounts payable and accrued liabilities	421,208	364,578	460,892
Accrued compensation and benefits	47,161	60,383	51,534
Income taxes payable	2,757	8,609	13,058
Deferred income on shipments to distributors	27,715	26,790	31,901
Current portion of long-term debt and capital lease obligations	108,862	116,714	190,535

Total current liabilities	616,442	619,625	790,940

Deferred income taxes	4,031	11,111	29,498
Long-term debt and capital lease obligations	501,776	487,405	526,058
Other long-term liabilities	25,011	26,013	33,492

Stockholders’ equity/members’ capital	1,845,967	1,874,986	1,921,977

Total liabilities and stockholders’ equity/members’ capital	$2,993,227	$3,019,140	$3,301,965

*	Derived from the December 25, 2005 audited financial statements of Spansion Inc.